Exhibit 10.1
OLD NATIONAL BANCORP
AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION
PLAN ROATCE PERFORMANCE UNITS AWARD AGREEMENT

This Award Agreement (“Agreement”) is entered into as of January 28, 2021 ("Grant Date"), by and between Old National Bancorp, an Indiana corporation (“Company”), and [[FIRSTNAME]] [[LASTNAME]] an officer or employee of the Company or one of its Affiliates (“Participant”).
Background
A.    The Company adopted the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees ("participants") more closely with those of the Company's shareholders, providing participants with an additional incentive for excellent individual performance, and promoting teamwork among participants.
B.    The Company believes that the goals of the Plan can be achieved by granting Performance Units to eligible officers and other key employees.
C.    The Talent Development and Compensation Committee (“Committee”) of the Board has determined that a grant of Performance Units to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and furthers the purposes of the Plan.
D.    The Participant wishes to accept the Company's grant of Performance Units, subject to the terms and conditions of this Award Agreement, the Plan and the Company’s Stock Ownership Guidelines.
Agreement
In consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:
1.    Defined Terms. For purposes of this Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Agreement, or if such term is not defined by this Agreement, the meaning specified in the Plan.
(a)    "Adjusted Share Distribution" means, with respect to a Performance Unit, a number of whole Shares equal to the sum of the Unadjusted Share Distribution and the Dividend Adjustment.

(b)    "Appendix A" means Appendix A to this Agreement, which is hereby incorporated herein and made a part hereof. Appendix A describes the performance factor and goals with respect to the ROATCE Performance Units.
(c)    Dividend Adjustment" means, with respect to a Performance Unit, a number of whole units, determined as provided in Section 6, which is added to the Unadjusted Share Distribution to reflect dividend payments during the Performance Period on the units included in the Unadjusted Share Distribution.
(d)    “ROATCE Performance Unit” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.
(e)"Maximum Performance" means the Performance Goal achievement required for the maximum permissible distribution with respect to a ROATCE Performance Unit, as set out in Appendix A.
(f)    "Minimum Performance" means the minimum Performance Goal achievement required for any distribution to be made with respect to a ROATCE Performance Unit, as set out in Appendix A.
(g)"Performance Goal" means a financial target on which the distribution with respect to a Performance Unit is based, as set out in Appendix A.
(h)    "Performance Period" means the Performance Period specified in Appendix A.
(i)    "Performance Unit" means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.
(j)    "Section" refers to a Section of this Agreement.
(k)    "Target Performance" means the Performance Goal achievement required for the targeted distribution with respect to a ROATCE Performance Unit, as set out in Appendix A. If Target Performance is achieved but not exceeded for all Performance Goals, the Unadjusted Share Distribution with respect to a Performance Unit is one share of the Company's voting common stock ("Share").
(l)    "Unadjusted Share Distribution" means, with respect to a Performance Unit, the total number of Shares to be distributed to the Participant, before adding the Dividend Adjustment or subtracting required tax withholding.
2.    Incorporation of Plan Terms. All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Agreement), are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

3.    Award of Performance Units. The Committee has awarded the Participant [[SHARESGRANTED]] ROATCE Performance Units effective as of the Grant Date, subject to the terms and conditions of the Plan and this Agreement. This award is made contingent upon shareholder approval of the Plan and ratification of the award at the 2021 annual meeting of shareholders.
4.    Contingent Distribution on Account of Performance Units.
(a)    Except as provided in Section 5, no distribution shall be made with respect to any ROATCE Performance Unit, unless (i) the respective Minimum Performance is achieved or exceeded in accordance with the Performance Goal set out in Appendix A, and (ii) the Participant (A) is continually employed by the Company and/or an Affiliate at all times from the award of the Performance Units until the date on which Shares are distributed pursuant to Subsection (c) below; provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service during the Performance Period on account of his death, Disability, or Retirement.
(b)    All distributions on account of a Performance Unit shall be made in the form of Shares. The Unadjusted Share Distribution with respect to a Performance Unit, if any, is dependent on the Company's achievement of the Performance Goals, as specified in Appendix A. By way of example, if Target Performance for the Performance Period is achieved but not exceeded with respect to the Performance Goal, the Unadjusted Share Distribution shall consist of one share of the Company's voting common stock ("Share"). The number of Shares distributed on account of a Performance Unit shall be increased by the Dividend Adjustment to determine the Adjusted Share Distribution and reduced by applicable tax withholding as provided in Section 9. If, after reduction for tax withholding, the Participant is entitled to a fractional Share, the net number of Shares distributed to the Participant shall be rounded down to the next whole number of Shares.
(c)    Except as expressly provided in Section 5, the Company shall distribute the Adjusted Share Distribution, reduced to reflect tax withholding, on the date the Company files its Form 10K with the US Securities and Exchange Commission in the calendar year following the year in which the Performance Period ends.
(d)    Notwithstanding any other provision of this Agreement, the Committee may, in its sole discretion, reduce the number of Shares that may be distributed as determined pursuant to the Adjusted Share Distribution calculation set forth above. The preceding sentence shall not apply to a distribution made pursuant to Section 5.
(e)    If a Participant Terminates Service during the Performance Period on account of Participant’s Disability or Retirement, Participant’s Performance Units shall remain outstanding as if Participant had not Terminated Service, and payments with respect to such Performance Units shall be made at the same time and subject to the same performance requirements as payments that are made to Participants who did not incur a Termination of Service during the applicable Performance Period.

(f)    If a Participant Terminates Service due to death during the Performance Period, the performance requirements with respect to the Participant’s Performance Units shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully entitled to payment under such Performance Units as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, and such payments shall be made within sixty (60) days after the Participant’s death.
(g)    If a Participant Terminates Service after the Performance Period due to death, the Participant’s Beneficiary shall be entitled to the greater of the following: (i) the payment under such Performance Units as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, or (ii) the amount represented by the Participant’s Performance Units that remain outstanding as if Participant had not Terminated Service. Such payment shall be made at the same time as payments that are made to Participants who did not incur a Termination of Service during the applicable Performance Period.
5.    Change in Control. If a Change in Control occurs during the Performance Period, Article XVI of the Plan shall govern the disposition of Performance Units awarded under this Agreement.
6.    Dividend Adjustment. Except as otherwise provided for in this Agreement, a Dividend Adjustment shall be added to the Unadjusted Share Distribution. The Dividend Adjustment shall be a number of Units equal to the number of Units that would have resulted, if each dividend paid during the Performance Period on the Shares included in the Unadjusted Share Distribution had been immediately reinvested in Shares.
7.    Performance Goals. The applicable Performance Goals, the weight given to each Performance Goal, and the Minimum Performance, Target Performance, and Maximum Performance are set out in Appendix A.
8.    Participant’s Representations. The Participant agrees, upon request by the Company and before the distribution of Shares with respect to the Performance Units, to provide written investment representations as reasonably requested by the Company. The Participant also agrees that, if he or she is subject to the Company’s Stock Ownership guidelines at the time the Shares are distributed, the Participant will continue to hold the Shares received in the Distribution, net of any shares withheld for taxes, until such time as the Participant has satisfied the Company’s Stock Ownership requirement.
9.    Income and Employment Tax Withholding. All required federal, state, city, and local income and employment taxes that arise on account of the Performance Units shall be satisfied through the withholding of Shares otherwise distributable pursuant to this Agreement.
10.    Nontransferability. The Participant's interest in the Performance Units or any distribution with respect to such units may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process.

Any attempted or purported transfer in contravention of this Section shall be null and void ab initio and of no force or effect whatsoever. Following the execution of this Award Agreement, the Parcipant may expressly designate a death beneficiary (“Beneficiary”) by completing and delivering a designation of beneficiary agreement (“Beneficiary Designation”) and delivering a copy of the Beneficiary Designation to the Company. In the event the Participant does not designate a beneficiary, then the applicable state law shall determine succession .
11.    Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.
12.    Changes in Shares. In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee, consistent with the principles set out in such Section, will make appropriate adjustment or substitution in the number of Performance Units, so that the contingent economic value of a Performance Units remains substantially the same. The Committee’s determination in this respect will be final and binding upon all parties.
13.    Effect of Headings. The descriptive headings used in this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.
14.    Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.
15.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.
16.    Recoupment/Clawback. Any grant of Performance Units under this Agreement or any other award granted or paid to the Participant under the Company’s Amended and Restated 2008 Incentive Compensation Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance units, performance units, stock or cash, is subject to recoupment or “clawback” by the Company in accordance with the Company’s Bonus Recoupment/Clawback Policy, as may be amended from time to time. This Section, “Recoupment/Clawback,” shall survive termination of this Agreement.
IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Unit Award Agreement to be executed as of the day and year first above written.

PARTICIPANT
Accepted by:     [[SIGNATURE]]            Date: [[SIGNATURE_DATE]]

OLD NATIONAL BANCORP
By:
    George Lance
    Rewards Director
    Old National Bancorp

APPENDIX A TO PERFORMANCE AWARD AGREEMENT
(ROATCE Performance Factor)

Grant Date: January 28, 2021
Performance Shares Awarded: See Section 3 of the Agreement
Performance Period: January 1, 2021, through December 31, 2023

Factors for Determining Amount Payable Pursuant to Performance Award
    The number of Shares payable on account of a Performance Share (before any Dividend Adjustment or tax withholding) will be based on the results of the following performance factor ("Performance Factor") during the Performance Period, as measured against both defined internal performance standards and the comparator “Peer” group.
•Return on Average Tangible Common Equity (ROATCE)
Definitions Related to ROATCE Performance Factor
    Old National’s Return on Average Common Tangible Equity (ROATCE): ROATCE is defined as Adjusted Full Year Net Income divided by Full Year Average Tangible Common Equity.
    Old National’s Adjusted Full Year Net Income: Net income as reported in the Company’s Form 10-K for the year ended December 31, 2023 adjusted to add back intangible amortization net of tax at the federal statutory for 2023, exclude all GAAP charges that are non-recurring net of tax at the incremental rate used for Old National’s Executive Short-Term Incentive Plan for 2023, and exclude merger charges, facility termination charges and severance charges net of tax at the incremental rate used for Old National’s Executive Short-Term Incentive Plan for 2023.
    Old National’s Full Year Average Tangible Common Equity: Average total equity as reported in the Company’s internal financial performance report for the year ended December 31, 2023 adjusted to subtract back full year average goodwill and average intangibles and to also adjust for the average impact of the adjustment to net income.
    Peer’s Return on Average Common Tangible Equity (ROATCE): ROATCE is defined as full year net income from continuing operations as reported for the year ended December 31, 2023, adjusted for tax-affected amortization of intangibles (using the statutory tax rate), as a percent of average common tangible equity.

Peer Group. The "Peer Group" is made up of the following:

Company Name	Company Ticker
Associated Banc-Corp	ASB
BancorpSouth, Inc	BXS
Bank OZK	OZK
Cadence Bancorporation	CADE
Commerce Bancshares, Inc.	CBSH
F.N.B. Corporation	FNB
First Financial Bancorp	FFBC
First Midwest Bancorp, Inc.	FMBI
Fulton Financial Corporation	FULT
Great Western Bancorp, Inc.	GWB
Hancock Whitney Corp	HWC
TCF Financial Corporation	TCF
Trustmark Corporation	TRMK
UMB Financial Corporation	UMBF
Umpqua Holdings Corporation	UMPQ
Valley National Bancorp	VLY
Webster Financial Corp	WBS
Western Alliance Bancorporation	WAL
Wintrust Financial Corporation	WTFC
A Peer Group member may be removed if it is acquired or fails during the Performance Period at the discretion of the Talent Development and Compensation Committee.
Performance Weighting Fraction
    “Performance Weighting Fraction” means the relative importance of each performance measure in evaluating performance and determining the number of Shares to be distributed (before any Dividend Adjustment or tax withholding) with respect to each Performance Share. The following weight has been assigned to the performance factor:

ROATCE
100%
Calculation of Performance
    For the Performance Factor, the performance level will be calculated by a third party agent (not owned or controlled by the Company) and determined at the end of the Performance Period.

The performance level will then be multiplied by the Performance Weighting Fraction, resulting in the Company's Performance Level.
In order for Shares to be issued with respect to each Performance Share, the Company’s ROATCE performance level for the Performance Period must equal or exceed 8.50%.
If the Company’s ROATCE performance level for the Performance Period is greater than or equal to 8.50% but less than 17.61%, the Company’s ROATCE percentile rank in the Peer Group will be determined by interpolating the Company’s percentile ranking between the peers immediately above and below the Company, based on differences in ROATCE, to determine the percentage, if any, of the Shares earned under the Performance Share award. The Company is excluded from the Peer Group for purposes of the calculation.
If the ROATCE performance level is for the Performance Period is greater than 17.61%, then Maximum Performance is achieved; and 150% of the Shares shall be issued with respect to each Performance Share.
The table below shows the percentage of Shares to be issued with respect to each Performance Share (before any Dividend Adjustment or tax withholding) at various performance levels.

The Company’s ROATCE Percentile Rank vs. Peer Group	% of Shares Earned	Performance Level
25%	25%	Threshold
26%	26%
27%	27%
28%	28%
29%	29%
30%	30%
31%	32%
32%	34%
33%	36%
34%	38%
35%	40%
36%	43%
37%	46%
38%	49%
39%	52%
40%	55%
41%	59%
42%	63%
43%	67%
44%	71%
45%	75%

46%	80%
47%	85%
48%	90%
49%	95%
50%	100%	Target
51%	102.8%
52%	105.6%
53%	108.3%
54%	111.1%
55%	113.9%
56%	116.7%
57%	118.9%
58%	121.1%
59%	123.3%
60%	125.6%
61%	127.8%
62%	130.0%
63%	131.7%
64%	133.3%
65%	135.0%
66%	136.7%
67%	138.3%
68%	140.0%
69%	141.1%
70%	142.2%
71%	143.3%
72%	144.4%
73%	145.6%
74%	146.7%
75%	147.2%
76%	147.8%
77%	148.3%
78%	148.9%
79%	149.4%
80% and above	150.0%	Maximum

Timing of Award Determination and Distribution
Once performance results for the Company are known and approved by the auditors, the Committee will review and approve the final performance results for the Performance Factor. The Committee reserves the right to use negative discretion to reduce the amount of any payment. The Shares will be distributed in accordance with the timing set forth in Section 4(c) of this Agreement.